                                                                     Exhibit 2.4


                                    WDEF AM
                                    WDEF FM

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

             ROY H. PARK BROADCASTING OF TENNESSEE, INC. ("Seller")

                                      AND

                      JACKSON TELECASTERS, INC. ("Buyer")



                                                           Date:  March 27, 1996

                               TABLE OF CONTENTS
                               -----------------

                                                                           PAGE
                                                                           ----

SECTION 1.    DEFINITIONS ..................................................  1
     1.1      "Accounts Receivable" ........................................  1
     1.2      "Assets" .....................................................  1
     1.3      "Assumed Contracts" ..........................................  1
     1.4      "Buyer's Knowledge" ..........................................  1
     1.5      "Claimant" ...................................................  2
     1.6      "Closing" ....................................................  2
     1.7      "Closing Date" ...............................................  2
     1.8      "Consents" ...................................................  2
     1.9      "Contracts" ..................................................  2
    1.10      "Disclosure Schedule" ........................................  2
    1.11      "Environmental Condition" ....................................  2
    1.12      "Environmental Laws" .........................................  2
    1.13      "Environmental Liabilities" ..................................  2
    1.14      "Effective Time" .............................................  3
    1.15      "Escrow Deposit" .............................................  3
    1.16      "Excluded Assets" ............................................  3
    1.17      "FCC" ........................................................  3
    1.18      "FCC Consent" ................................................  3
    1.19      "FCC Licenses" ...............................................  3
    1.20      "Final Order" ................................................  3
    1.21      "Hazardous Materials" ........................................  4
    1.22      "HSR Act" ....................................................  4
    1.23      "Indemnitor" .................................................  4
    1.24      "Intangibles" ................................................  4
    1.25      "Leased Real Property" .......................................  4
    1.26      "Licenses" ...................................................  4
    1.27      "Lien" .......................................................  4
    1.28      "New Lease" ..................................................  5
    1.29      "Permitted Liens" ............................................  5
    1.30      "Personal Property" ..........................................  5
    1.31      "Purchase Price" .............................................  5
    1.32      "Real Property" ..............................................  5
    1.33      "Seller's Knowledge" .........................................  5
    1.34      "Stations" ...................................................  5
    1.35      "Taxes" ......................................................  5

                         -----------------

                                                                           PAGE
                                                                           ----

SECTION 2.    SALE AND PURCHASE OF ASSETS AND
               OTHER CONSIDERATION .........................................  5
    2.1       Agreement to Sell and Buy ....................................  5
    2.2       Excluded Assets ..............................................  6
    2.3       Purchase Price ...............................................  6
    2.4       Allocation of Purchase Price .................................  6
    2.5       Payment of Purchase Price ....................................  7
    2.6       Assumption of Liabilities and Obligations ....................  7

SECTION 3.    REPRESENTATIONS AND WARRANTIES OF SELLER .....................  8
    3.1       Organization, Standing, and Authority ........................  8
    3.2       Authorization and Binding Obligation .........................  8
    3.3       Absence of Conflicting Agreements and Required Consents ......  8
    3.4       Governmental Authorizations ..................................  9
    3.5       Title to Property ............................................  9
    3.6       Real Property; Leased Real Property ..........................  9
    3.7       Contracts .................................................... 10
    3.8       Consents ..................................................... 10
    3.9       Intangibles .................................................. 10
    3.10      Financial Statements ......................................... 11
    3.11      Personnel .................................................... 11
    3.12      Claims and Legal Actions ..................................... 12
    3.13      Compliance with Laws ......................................... 12
    3.14      Environmental ................................................ 13
    3.15      Conduct of Business in Ordinary Course; Adverse Change ....... 13
    3.16      Taxes ........................................................ 14
    3.17      Insurance .................................................... 14
    3.18      Full Disclosure .............................................. 14
    3.19      Insolvency Proceedings ....................................... 14

SECTION 4.    REPRESENTATIONS AND WARRANTIES OF BUYER ...................... 14
    4.1       Organization, Standing, and Authority ........................ 14
    4.2       Authorization and Binding Obligation ......................... 15
    4.3       Absence of Conflicting Agreements and Required Consents ...... 15
    4.4       Claims and Legal Actions ..................................... 15
    4.5       Qualification ................................................ 15
    4.6       Full Disclosure .............................................. 15
    4.7       Reliance ..................................................... 15

                         -----------------

                                                                           PAGE
                                                                           ----

SECTION 5.    COVENANTS OF SELLER........................................... 16
    5.1       Pre-Closing Covenants......................................... 16
    5.2       Closing Covenant.............................................. 18
    5.3       Post-Closing Covenants........................................ 18

SECTION 6.    COVENANTS OF BUYER............................................ 18

SECTION 7.    SPECIAL COVENANTS AND AGREEMENTS.............................. 18
    7.1       FCC Consent................................................... 18
    7.2       HSR Filings................................................... 19
    7.3       Adjustments and Prorations.................................... 19
    7.4       Risk of Loss.................................................. 21
    7.5       Confidentiality............................................... 22
    7.6       Collection of Accounts Receivable............................. 22
    7.7       Brokers....................................................... 23
    7.8       Cooperation................................................... 23
    7.9       Control of the Stations....................................... 24
    7.10      Consultation.................................................. 24
    7.11      Assignment and Concurrent Use Agreement....................... 24

SECTION 8.    CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER................. 24
    8.1       Conditions to Obligations of Buyer............................ 24
    8.2       Conditions to Obligations of Seller........................... 26

SECTION 9.    CLOSING AND CLOSING DELIVERIES................................ 26
    9.1       Closing....................................................... 26
    9.2       Deliveries by Seller.......................................... 26
    9.3       Deliveries by Buyer........................................... 27

SECTION 10.   TERMINATION................................................... 28
    10.1      Termination Rights............................................ 28
    10.2      Disposition of Escrow Deposit................................. 28
    10.3      Liquidated Damages............................................ 29
    10.4      Specific Performance.......................................... 29
    10.5      Opportunity to Cure........................................... 29

SECTION 11.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND
               INDEMNIFICATION.............................................. 29

                         -----------------

                                                                           PAGE
                                                                           ----

    11.1      Representations and Warranties................................ 29
    11.2      Indemnification by Seller..................................... 29
    11.3      Indemnification by Buyer...................................... 30
    11.4      Procedure for Indemnification................................. 30

SECTION 12.   MISCELLANEOUS................................................. 31
    12.1      Fees and Expenses............................................. 31
    12.2      Notices....................................................... 32
    12.3      Benefit and Binding Effect.................................... 32
    12.4      Further Assurances............................................ 33
    12.5      Governing Law................................................. 33
    12.6      Headings and References....................................... 33
    12.7      Gender and Number............................................. 33
    12.8      Entire Agreement.............................................. 33
    12.9      Counterparts.................................................. 33

                                    WDEF AM
                                    WDEF FM

                            ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT is made as of the 27th day of March, 1996, by and between ROY H. PARK BROADCASTING OF TENNESSEE, INC., a Tennessee corporation with offices at 1700 Vine Center Office Tower, 333 West Vine Street, Lexington, Kentucky 40507 ("Seller"), and JACKSON TELECASTERS, INC., a Tennessee corporation, with offices at One Television Place, Charlotte, NC 28205 ("Buyer").


                                    RECITALS


           A. Seller owns and operates radio stations WDEF AM and WDEF FM (together, the "Stations"), pursuant to licenses issued by the Federal Communications Commission.

           B. Seller desires to sell and Buyer wishes to buy all the assets used or useful in the operation of the Stations, for the price and on the terms and conditions hereinafter set forth.

           NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises contained herein, Buyer and Seller, intending to be legally bound hereby, agree as follows:

SECTION 1. DEFINITIONS.
           -----------

           The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

           1.1 "Accounts Receivable" means all rights of Seller to payment for: (a) the sale of advertising time by the Stations; and (b) services performed by the Stations.

           1.2 "Assets" means the assets of the Stations being sold, transferred, or otherwise conveyed to Buyer hereunder, as specified in Section 2.1.

           1.3 "Assumed Contracts" means: (a) those Contracts listed as Assumed Contracts in Disclosure Schedule 3.7; (b) all Contracts for the sale of
                     -----------------------
time on the Stations and all trade or barter agreements which are outstanding on the Closing Date and which comply with the provisions of Section 3.7; and (c) Contracts entered into between the date hereof and the Closing Date which comply with the provisions of Section 5.1(a).

           1.4 "Buyer's Knowledge" (or words of similar import) means any actual knowledge of the following: Beverly Bahakel Poston.

           1.5   "Claimant" means a party claiming indemnification pursuant to
Section 1.1.

           1.6 "Closing" means the consummation of the transactions contemplated in this Agreement in accordance with the provisions of Section 9.

           1.7 "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 9.

           1.8 "Consents" means the consents, permits, or approvals of third parties, including governmental authorities, necessary to transfer any of the Assets to Buyer or otherwise to consummate the transactions contemplated hereby.

           1.9 "Contracts" means all contracts, leases, licenses, and other agreements (including without limitation leases for personal or real property and employment agreements), written or oral, including any amendments or other modifications thereto, that relate to the Assets or the operation of the Stations, to which Seller is a party, including those described in Disclosure Schedule, together with any additions thereto between the date hereof and the Closing Date.

           1.10 "Disclosure Schedule" means the Disclosure Schedule of even date relating to this Agreement titled "Radio Stations WDEF-AM(FM), Chattanooga, Tennessee, Disclosure Schedule," which has been separately delivered to Buyer.

           1.11 "Environmental Condition" means any set of physical circumstances in, on, under or affecting property that may constitute a threat to or endangerment to health, safety, property or the environment and which relate to the presence of any Hazardous Materials.

           1.12 "Environmental Laws" means any laws or agreements with any federal, state or local governmental entity relating to the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, in each case as amended from time to time and as now in effect and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Clean Air Act, the Clean Water Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Toxic Substances Control Act, and the Safe Drinking Water Act, each as amended from time to time and as now in effect that may impose liability or obligation for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material or providing any right or remedy with respect to the subject matter covered by any of the above statutes.

           1.13 "Environmental Liabilities" means, without limitation, any claims (including, without limitation, third party claims, whether for personal injury or real or personal property damage or otherwise), actions, administrative proceedings (including informal proceedings), judgments, damages (including, without limitation, any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise), civil or criminal fines or penalties, liabilities (including sums paid in settlement of claims), losses, obligations (including, without limitation, liabilities or obligations under any lease or other contract), payment, cleanup costs, remediation, removal or other response costs (which, without limitation, shall include costs to cause the Assets to come into compliance with Environmental Laws), investigation costs (including, without limitation, fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), reasonable attorneys' and paralegals' fees (including any reasonable fees and expenses incurred in enforcing this agreement or collecting any sums due hereunder), reasonable consultants fees and expert fees, together with all reasonable costs and expenses incurred by Buyer of any kind or nature that derive directly or indirectly from or in connection with the breach of any representation or warranty of Seller set forth in Section 3.14.

           1.14 "Effective Time" means 12:01 a.m., Eastern Standard Time, on the Closing Date.

           1.15 "Escrow Deposit" means the sum of Three Hundred Eighty-Five Thousand Dollars ($385,000) cash which is being deposited by Buyer with Media Venture Partners, Inc., a Virginia corporation (the "Escrow Agent") on the date hereof pursuant to the terms of an Escrow Agreement among Buyer, Seller and Escrow Agent, the form of which is attached hereto as Exhibit A.
                                                      ---------

           1.16 "Excluded Assets" means those assets of Seller which are excluded from the sale of the Stations, as specified in Section 2.2.

           1.17  "FCC" means the Federal Communications Commission.

           1.18 "FCC Consent" means action by the FCC granting its consent to the assignment of the FCC Licenses from Seller to Buyer as contemplated by this Agreement.

           1.19 "FCC Licenses" means those Licenses issued by the FCC to Seller in connection with the business and operations of the Stations, including those listed in Disclosure Schedule 1.19, together with any additions or changes
          ------------------------
thereto between the date hereof and the Closing Date.

           1.20 "Final Order" means an action of the FCC that has not been reversed, stayed, enjoined, set aside, annulled or suspended, and with respect to which no timely filed petition for stay, reconsideration or administrative or judicial appeal or sua sponte action of the FCC with comparable effect is
                   --- ------
pending and as to which the time for filing any such petition or appeal (administrative or judicial) or for the taking of any such sua sponte action of
                                                           --- ------
the FCC has expired.

           1.21 "Hazardous Materials" means any substance, material or waste presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated by or form the basis of liability under any Environmental Law, whether by type or quantity, and includes, without limitation, any oil or other petroleum product or by-products or fractions thereof, any form of natural gas, special waste or petroleum or any derivative or by-product thereof, radon and other radioactive elements, radioactive material, electromagnetic field radiation and other radiation, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation.

           1.22 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

           1.23 "Indemnitor" means a party from whom indemnification is claimed pursuant to Section 1.1.

           1.24 "Intangibles" means all copyrights, trademarks, tradenames, service marks, service names, licenses, patents, permits, subject to the provisions of Section 7.11, call letters "WDEF AM and WDEF FM" and logos, service marks, telephone numbers, computer software, magnetic media, business and sales lists, program libraries, slogans and jingles, advertising and promotional materials, privileges, proprietary information, technical information and data, machinery and equipment warranties, all applications, licenses, and goodwill relating to any of the foregoing, and other similar intangible property rights and interests applied for, issued to, or owned by Seller or under which Seller is licensed or franchised and used or useful in the business and operations of the Stations, including those listed as Intangibles in Disclosure Schedule 1.24, together with any additions thereto between the
   ------------------------
date hereof and the Closing Date.

           1.25 "Leased Real Property" means all the Real Property that is occupied pursuant to a lease or a license pursuant to Section 3.6.

           1.26 "Licenses" means all licenses, permits, and other authorizations, including the FCC Licenses, issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local governmental authorities to Seller in connection with the business and operations of the Stations, including those listed as Licenses in Disclosure Schedule 1.26,
                                                ------------------------
together with any additions thereto between the date hereof and the Closing
Date.

           1.27 "Lien" means any mortgage, lease, deed of trust, lien, pledge, hypothecation, assignment, deposit arrangement, option, right of first refusal, indenture, license, security interest, encumbrance, right of way, easement, encroachment or similar arrangement of any kind or nature.

           1.28 "New Lease" means that certain lease more particularly described in Section 5.1(o).

           1.29 "Permitted Liens" means: (a) Liens for taxes, assessments, or similar governmental charges for levies incurred in the ordinary course of business that are not yet due and payable or as to which any applicable grace period shall not have expired; and (b) Liens set forth in Disclosure Schedule
                                                          -------------------
1.29 and identified as a Permitted Lien.
- ----

           1.30 "Personal Property" means the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, (including all studio and transmission equipment wherever located) and other tangible personal property used or useful in the operation of the Stations, and identified and described as Personal Property in Disclosure Schedule 1.30 and
                                                 ------------------------
all computer discs and tapes, plans, diagrams, blueprints, schematics, and books and records relating to the operation of the Stations, filings with the FCC and executed copies of the Assumed Contracts, together with any additions thereto between the date hereof and the Closing Date.

          1.31  "Purchase Price" means the purchase price specified in Section
2.3.

          1.32 "Real Property" means the interests in real property, including all leaseholds, easements, licenses, rights to access, and rights of way, and all improvements thereon, identified and described as Real Property in

Disclosure Schedule 1.32.
- ------------------------

          1.33 "Seller's Knowledge" (or words of similar import) means any actual knowledge of those persons listed as Seller's representatives in Disclosure Schedule 1.33.
- ------------------------

          1.34 "Stations" means the radio station described in the first recital to this Agreement.

          1.35  "Taxes" shall have the meaning ascribed to it in Section 3.16.

SECTION 2. SALE AND PURCHASE OF ASSETS AND OTHER CONSIDERATION.
           ---------------------------------------------------

          2.1    Agreement to Sell and Buy.  Subject to the terms and conditions
                 -------------------------
set forth in this Agreement, Seller hereby agrees to sell, transfer and deliver to Buyer (or, with regard to the Real Property, a nominee or other entity designated by and affiliated with Buyer) on the Closing Date, and Buyer (and, with regard to the Real Property, on behalf of its nominee or other entity designated by and affiliated with Buyer) agrees to purchase, all of the tangible and intangible assets owned or held by Seller and used or useful in the business or operations of the Stations, wherever located, other than the Excluded Assets, free and clear of any claims, liabilities, Liens, conditions (except for those permitted in accordance with Sections 3.5 and 3.6 below, and except for any condition that is part of the express terms of any License or Assumed Contract), including without limitation the following:

                 (a)   The Personal Property;

                 (b)   The Licenses;

                 (c)   The Real Property;

                 (d)   The Assumed Contracts;

                 (e)   The Intangibles;

                 (f)   All prepaid expenses pertaining to the Stations; and

                 (g) The business of the Stations as a going concern and all goodwill related thereto.

           2.2   Excluded Assets.  The Assets shall exclude the following
                 ---------------
assets:

                (a) Seller's cash on hand and cash equivalents as of the Effective Time and all other cash and cash equivalents in any of Seller's bank accounts, prepaid expenses, any and all insurance policies, bonds, letters of credit, or other similar items, and any cash surrender value and insurance proceeds in regard thereto;

                (b) All Accounts Receivable of the Stations existing as of the Effective Time;

                (c) All books and records that Seller is required by law to retain, and books and records related solely to internal corporate matters;

                (d) All claims, rights, and interest in and to any refunds for federal, state, or local franchise, income, or other taxes or fees of any nature whatsoever for periods prior to the Effective Time;

                (e)     Any pension, profit-sharing, or employee benefit plans;
and

                (f)     Those assets listed on Disclosure Schedule 2.2.
                                               -----------------------

          2.3    Purchase Price.  The purchase price to be paid by Buyer for the
                 --------------
Assets shall be Seven Million Seven Hundred Thousand Dollars ($7,700,000) plus assumption of the Assumed Liabilities pursuant to Section 2.6. Prorations of expenses and revenues shall be made in accordance with Section 7.3.

          2.4    Allocation of Purchase Price.  At or before the Closing, Buyer
                 ----------------------------
and Seller shall determine the allocation of the Purchase Price in accordance with Treasury Regulation section 1.1060-1T based upon the approximate relative fair market values of the Purchased Assets, as determined by a nationally acceptable appraisal firm chosen by Buyer and reasonably acceptable by Seller (it being anticipated that the Purchase Price will be allocated first to such of the Purchased Assets as are tangible to the extent of the approximate fair market values thereof on the Closing Date, with the balance to intangible Purchased Assets). Buyer shall pay all fees and expenses of such appraisal firm. Seller and Buyer will report the federal income tax consequences of the sale and acquisition of the Purchased Assets under this Agreement in a manner consistent with the foregoing, and will file Forms 8594 in the manner and at the times required by Treasury Regulation section 1.1060-1T.

Buyer shall prepare drafts of Form 8594 reflecting the respective Purchase Price allocations determined as provided above in accordance with Treasury Regulation section 1.1060-1T for Seller and Buyer, such draft Form 8594 to be provided to Seller within 180 days following the Closing Date, but in no event later than the due date, including extensions, for Seller's Federal income tax return for the period including the Closing Date; and Seller's written consent to such drafts shall not be unreasonably withheld or delayed.

           2.5  Payment of Purchase Price.  Payment of the Purchase Price for
                -------------------------
the Assets shall be made as follows:

                (a)     Escrow Deposit. The Escrow Deposit shall be held
                        --------------
pursuant to the Escrow Agreement executed by and among Buyer, Seller, and Escrow Agent in the form of Exhibit A hereto. The Escrow Deposit shall be applied toward the Purchase Price at the time of Closing.

                (b)     Cash Portion. The balance of the Purchase Price shall be
                        ------------
paid in cash at Closing, by wire transfer of federal funds to an account designated by Seller.

                (c)     Prorations.  Prorations of expenses and revenues shall
                         ----------
be made in accordance with Section 7.3.

          2.6           Assumption of Liabilities and Obligations.
                        -----------------------------------------

                (a)     Assumption.  Except as provided in Section 2.6(b), as of
                        ----------
the Effective Time, Buyer shall assume and undertake to pay, discharge, and perform the following (the "Assumed Liabilities"): (i) insofar as they relate to the period after the Effective Time, all the obligations and liabilities of Seller under the Assumed Contracts; (ii) all obligations and liabilities arising out of events occurring after the Effective Time related to Buyer's ownership of the Assets or its operation of the Stations after the Effective Time; and (iii) any obligations of Seller assigned to Buyer as part of the adjustments and prorations pursuant to Section 7.3 of this Agreement. Other than as specified in this Section 2.6(a), Buyer shall assume no obligations or liabilities of Seller. Except for liabilities and obligations being contested in good faith by appropriate proceeding, Seller will pay, perform, or otherwise discharge, as and when due, all liabilities and obligations to its employees, suppliers, distributors and other creditors which are not expressly assumed by Buyer under this Section 2.6(a).

                (b)     Limitation. Notwithstanding any provision of this
                        ----------
Agreement to the contrary, Buyer shall not assume: (i) any obligations or liabilities, whether or not under any Contract, not included in the Assumed Contracts; (ii) any obligations or liabilities under the Assumed Contracts relating to the time period prior to the Effective Time; (iii) any claims or pending litigation or proceedings relating to any action with respect to the operation of the Stations prior to the Effective Time, (iv) any insurance policies of Seller; and (v) any obligations or liabilities under any trade or barter arrangement of Seller which have broadcast obligations after the Effective Time which exceed, in the aggregate,

$10,000. All such obligations and liabilities shall remain and be the obligations and liabilities solely of Seller.

SECTION 3.      REPRESENTATIONS AND WARRANTIES OF SELLER.
                ----------------------------------------

                Seller represents and warrants to Buyer as of the date hereof and the Closing Date as follows:

          3.1    Organization, Standing, and Authority.  Seller is a corporation
                 -------------------------------------
duly organized, validly existing, and in good standing under the laws of the State of Tennessee and is duly qualified to conduct business and in good standing in the State of Tennessee. Seller has the requisite corporate power and authority to: (i) own, lease, and use the Assets as now owned, leased, and used; (ii) conduct the business of operating the Stations as now conducted; and
(iii) execute, deliver, and perform this Agreement and the documents contemplated hereby according to their respective terms. Seller has not been known by or used any other corporate, or any fictitious or other name in the conduct of the Stations' business or in connection with the use or operation of the Assets.

          3.2    Authorization and Binding Obligation.  The execution, delivery,
                 ------------------------------------
and performance of this Agreement by Seller have been duly authorized by all necessary corporate actions, including stockholder approval, if required, on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms except as the enforceability hereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally.

          3.3    Absence of Conflicting Agreements and Required Consents.
                 -------------------------------------------------------
Subject to obtaining the Consents listed in Disclosure Schedule 3.3 and the FCC
                                            -----------------------
Consent, the execution, delivery, and performance of this Agreement (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any third party; (ii) will not conflict with any provision of the Certificate or Articles of Incorporation or By-Laws of Seller; (iii) will not conflict with, result in a breach of, or constitute a default under, any applicable law, judgment, order, ordinance, decree, rule, regulation, or ruling of any court or governmental instrumentality; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of, any performance required by the terms of any financing, debt or equity agreement or any material Contract, instrument, license, or permit to which Seller is a party or by which Seller may be bound; and (v) will not create any claim, liability, Lien, charge, or encumbrance upon any of the Assets.

          3.4    Governmental Authorizations.  Except as set forth in Disclosure
                 ---------------------------                          ----------
Schedule 3.4, Seller has in effect all the Licenses listed on Disclosure
- ------------                                                  ----------
Schedule 1.19 and all other Federal, state, and local governmental approvals,
- -------------
authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for Seller to own, lease, or operate its properties and assets and to carry on the business of the Stations as now conducted, and there has occurred no default under any such Permit. Except as set forth in

Disclosure Schedule, the FCC Licenses: (i) constitute all authorizations issued to Seller by the FCC in connection with the operation of the Stations; (ii) are in full force and effect; (iii) are valid for the balance of the current license term applicable generally to radio stations licensed in the State of Tennessee;
(iv) constitute all authorizations required under the Communications Act of 1934, as amended, and the rules and regulations of the FCC for the operation of the Stations substantially as now conducted; (v) to Seller's Knowledge, having made diligent inquiry, are not subject to any pending or threatened FCC investigations or enforcement or other proceedings which might result in the revocation or non-renewal of or the imposition of any condition on such licenses; and (vi) are free and clear of any restrictions which might limit the full operation of the Stations (other than restrictions under the terms of the licenses themselves and restrictions imposed by FCC rules). Seller is not aware of any reason why the FCC Licenses would not be renewed in the ordinary course.

          3.5    Title to Property.  Except for the Excluded Assets, the Assets
                 -----------------
constitute all of the assets used or useful in the ordinary operation of the Stations. Except as set forth in Disclosure Schedule 3.5, Seller has good and
                                  -----------------------
marketable title to, or valid leasehold interests in, all of the Assets comprised of Real Property and Personal Property. All the Assets and properties, other than assets and properties in which Seller has a leasehold interest, are free and clear of all Liens other than those set forth in Disclosure Schedule 3.5 and except for Permitted Liens. Except as set forth in
- -----------------------
Disclosure Schedule 3.5, Seller has complied in all material respects with the
- -----------------------
terms of all leases to be assigned hereunder, if any, to which it is a party, and all such leases are in full force and effect, and Seller enjoys peaceful and undisturbed possession under all such leases. The Personal Property constitutes all of the personal property that is used or held by Seller or others for use by the Stations, or necessary to operate the Stations as they are now being operated. The Personal Property is in good operating condition and repair (reasonable wear and tear excepted), is maintained in compliance with good engineering practice, is not in need of repair, and is otherwise sufficient to permit the Stations to operate in accordance with the FCC Licenses, the underlying construction permits of the Stations, and the rules and regulations of the Commission. All Stations' equipment is type-approved or type-accepted where such type-approval or type-acceptance is required.

          3.6    Real Property; Leased Real Property.  All of the Real Property
                 -----------------------------------
that is occupied by Seller pursuant to a lease or license (the "Leased Real Property"), other than any Leased Real Property which is an Excluded Asset, is listed on Disclosure Schedule 1.32 and is held at the rates and for terms ending
          ------------------------
on the dates shown in Disclosure Schedule 1.32 pursuant to the Contracts therein
                      ------------------------
described, which are the sole and complete Contracts concerning Seller's use of Leased Real Property other than any Leased Real Property which is an Excluded Asset. With respect to all Real Property, to Seller's Knowledge: (i) there are no encroachments upon any Real Property; (ii) none of the buildings, structures or improvements (including without limitation any ground radials, guy wires or guy anchors) constructed on the Real Property or Leased Real Property encroach on any adjoining real estate, and all of the Stations' equipment tower(s), antennae, antenna ground systems, buildings, driveways, parking lots and Personal Property that are being assigned to Buyer hereunder are located on the Real Property that is either being assigned to Buyer hereunder or which is the subject of any Leased Real Property being assigned to Buyer hereunder; and

(iii) all such buildings, structures or improvements are constructed in conformity with or are "grandfathered" with respect to all "setback" lines, easements and other restrictions or rights of record or that have been established by any applicable building, safety or zoning code or ordinance. There are no pending, or to Seller's Knowledge, threatened, condemnation or eminent domain proceedings that may affect the Real Property. To Seller's Knowledge, Disclosure Schedule 1.32 specifically sets forth any and all
           ------------------------
"grandfathered" exceptions to existing setback requirements, easements and other restrictions or requirements.

          3.7    Contracts. Except as set forth in Disclosure Schedule 3.7, the
                 ---------                         -----------------------
Contracts listed in the Disclosure Schedule constitute all of the material Contracts which are required to conduct the business of the Stations as the are presently being conducted except for (i) contracts entered into in the ordinary course of Seller's business with advertisers for the sale of advertising time on the Stations at the Stations' prevailing rates which are not prepaid and which may be cancelled by the Stations without penalty on not more than thirty (30) business days' notice; and (ii) trade or barter agreements pertaining to the Stations, the aggregate value of which does not exceed, in the aggregate, $10,000. Except as set forth in Disclosure Schedule 3.7, all Assumed Contracts
                                 -----------------------
are in full force and effect and are valid, binding, and enforceable in accordance with their terms, and there is not under any Assumed Contract any default by Seller or, to Seller's Knowledge, any other party thereto or any event that, after notice or lapse of time or both, would constitute a default. Except for the Consents listed in Disclosure Schedule 3.3 and the FCC Consent,
                                  -----------------------
Seller has full legal power and authority to assign its rights under the Assumed Contracts to Buyer in accordance with this Agreement, and the assignment of the Assumed Contracts to Buyer will not affect the validity, enforceability, or continuation of any of the Assumed Contracts.

          3.8    Consents. Except for the compliance with the HSR Act provided
                 --------
for in Section 7.2, the FCC Consent provided for in Section 7.1 and the other Consents listed in Disclosure Schedule 3.3, no consent, approval, permit, or
                   -----------------------
authorization of or declaration to or filing with any governmental or regulatory authority or any other third party is required: (i) to consummate this Agreement and the transactions contemplated hereby; (ii) to permit Seller to assign or transfer the Assets to Buyer; or (iii) to enable Buyer to operate the Stations in essentially the same manner as they are now conducted.

          3.9    Intangibles.  Disclosure Schedule 1.24 contains a true and
                 -----------   ------------------------
complete list of all the Intangibles registered under federal and/or state law as patents, trademarks or service marks. To Seller's Knowledge, Seller is not infringing upon or otherwise acting adversely to any trademarks, tradenames, service marks, service names, copyrights, patents, patent applications, know-how, methods, or processes owned by any person or persons other than Seller, and there is no claim or action pending with respect thereto. To the Seller's Knowledge, Seller has not taken any action which would permit any party other than Seller, its agents, officers or employees (acting on behalf of Seller) to use, license, sublicense or operate under any of the Intangibles. To the Seller's Knowledge, there is not now and there has not been any infringement, dilution, or misappropriation of any of the Intangibles.

          3.10   Financial Statements.  Disclosure Schedule 3.10 contains copies
                 --------------------   ------------------------
of unaudited profit and loss statements and balance sheets for Seller, for the fiscal years ending in 1991, 1992, 1993, 1994 and 1995. Except as set forth thereon, all of such profit and loss statements and balance sheets have been prepared from the books and records of Seller in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated, accurately reflect the books, records, and accounts of Seller, and present fairly the financial condition of Seller as at their respective dates and the results of operations for the periods then ended.

           3.11  Personnel.
                 ---------

                (a)     Employees and Compensation. Disclosure Schedule 3.11(a)
                        --------------------------  ---------------------------
contains: (i) a true and complete list of all persons employed by the Stations and a description of their compensation; (ii) a description of all employee benefit plans or arrangements applicable to the employees of the Stations and all fixed or contingent liabilities or obligations of Seller with respect to any person now or formerly employed by Seller at the Stations, including, without limitation, pension or thrift plans, individual or supplemental pension or accrued compensation arrangements, contributions to hospitalization or other health or life insurance programs, incentive plans, bonus arrangements, and vacation, sick leave, disability, and termination arrangements or policies, including worker's compensation policies; and (iii) copies of all applicable plan documents, trust documents, insurance contracts, Contracts with employees, and summary plan descriptions of the written plans and arrangements described above, the most recent annual report (Form 5500 and all schedules filed therewith) in connection with each such plan or arrangement, the most recent IRS determination letter, if any, for each such plan or arrangement which is intended to satisfy Section 401(a) of the Internal Revenue Code of 1986, as amended, and if a plan or arrangement is funded, the most recent annual and periodic accounting of assets of such plan or arrangement. Except as set forth on Disclosure Schedule 3.11(a), Seller does not have or maintain any bonus,
   ---------------------------
stock option, deferred compensation, pension or profit-sharing plan, or other retirement plan or arrangement, or other direct or indirect employee compensation fringe benefit or welfare plan, including, without limitation, any "employee benefit plan" within the meaning of Section 3(e) of the Employee Retirement Income Security Act of 1974 ("ERISA"). Except as set forth on Disclosure Schedule 3.11(a) Seller does not maintain or contribute to any
- ---------------------------
employee benefits plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA. Except as set forth in Disclosure Schedule
                                                         -------------------
3.11(a), to
- ----
Seller's Knowledge: (i) all employee benefits and welfare plans or arrangements described above were established and have been executed, managed, and administered without material exception in accordance with all applicable requirements of the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, as amended, and other applicable laws; (ii) Seller is not aware of the existence of any governmental audit or examination of any of such plans or arrangements; and (iii) no action, suit, or claim with respect to any of such plans or arrangements is pending or, to Seller's Knowledge, threatened. Neither Seller nor any business or entity which is a member of a "controlled group of corporations" under "common control" as defined in ERISA, or an "affiliated service group" with Seller as defined in ERISA, or which is required to be aggregated with Seller under ERISA, or is under "common control" with Seller as defined in ERISA, nor any of their respective employees, participate in, contribute to, or are required to contribute to any Multiemployer Plan, as defined in Sections 3(37) and 4001(a)(3) of ERISA. To the extent applicable, all contributions and other payments customarily made or required to be made by Seller to any benefit plan or arrangement or under any employment agreement for or on behalf of any of its employees or former employees have been made or reserves adequate for such purposes have been set aside therefor and are reflected in Seller's financial statements in accordance with the terms of each such plan, arrangement or agreement. Except as set forth in Disclosure Schedule
                                                             -------------------
3.11(a), Seller has not promulgated any policy or entered into any written
- -------
agreement relating to the payment of severance pay to any employee whose employment may be terminated or suspended, voluntarily or otherwise, by Seller. Seller has substantially complied with and is not in default in any material respect under any laws, rules and regulations, relating to employment of labor, including those relating to wages, hours, equal employment opportunities, employment of protected minorities (including women and persons over 40 years of age), collective bargaining and the withholding and payment of taxes and contributions and has withheld all amounts required or agreed to be withheld from wages and salaries of its employees, and is not liable for any arrearage of wages or for any tax or penalty or failure to comply with the foregoing. Seller has not consented to any final decree involving any claim of unfair labor practice and has not been held in any final judicial proceeding to have committed any unfair labor practice and there are no material controversies pending or threatened between Seller and any of its employees.

                (b)   Agreements. Except as set forth in Disclosure Schedule
                      ----------                         -------------------
3.11: (i) Seller is not a party to or subject to any collective bargaining
- ----
agreements with respect to the Stations; and (ii) Seller has no contracts of employment with any employee of the Stations other than contracts terminable at will or on less than thirty (30) days notice with no liability other than paying the employee's usual compensation through the date of termination.

          3.12   Claims and Legal Actions.  Except as set forth in Disclosure
                 ------------------------                          ----------
Schedule 3.12 and except for investigations and rule making proceedings
- -------------
affecting the radio broadcasting industry generally, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation, or other legal, administrative, or tax proceeding, nor any order, decree, or judgment, in progress or pending, or, to Seller's Knowledge, threatened, against or relating to Seller, the Assets, or the Stations.

          3.13   Compliance with Laws.  Except as set forth in Disclosure
                 --------------------                          ----------
Schedule 3.13, Seller is in compliance with all applicable statutes, laws,
- -------------
ordinances, regulations, rules, judgments, decrees, or orders of any Governmental Entity, except for possible noncompliance which, individually or in the aggregate, would not have a material adverse effect on Seller, the Stations or the Assets.

           3.14  Environmental.  Except to the extent disclosed on Disclosure
                 -------------                                     ----------
Schedule 3.14:
- -------------

                (a) To the Seller's Knowledge, Seller possesses all permits, licenses, registrations and other consents which are required with respect to
(i) the Assets, including without limitation, the owned Real Property listed on Disclosure Schedule 1.32 (collectively, the "Property"); or (ii) the operation
- ------------------------
of Stations under all Environmental Laws

(the "Environmental Permits"), and all such Environmental Permits are in full force and effect.

                (b) To Seller's Knowledge (i) Seller and the Property are materially in compliance with all Environmental Laws, including, without limitation, all applicable reporting requirements under Environmental Laws; and
(ii) there are no transformers, capacitors or other appliances which contain PCBs, and no asbestos containing material, in use upon, stored upon or disposed of upon the Property.

                (c) There is no proceeding or investigation pending or, to Seller's Knowledge, threatened by or before any court, governmental agency or board or other forum in which Seller has been, or with respect to threatened proceedings, could reasonably be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance with any Environmental Laws, or (ii) relating to the release or threatened release into the environment of any Hazardous Materials.

                (d) During the period of current management's ownership of Seller, Seller has not disposed, released or disseminated Hazardous Materials in, on, under, from or about the owned Real Property other than in accordance with applicable laws.

          3.15   Conduct of Business in Ordinary Course; Adverse Change.  Except
                 ------------------------------------------------------
as set forth in Disclosure Schedule 3.15, since December 31, 1995, (a) Seller
                ------------------------
has conducted the business of the Stations in the ordinary course; (b) there has occurred no change in the business, financial condition, Assets, earnings or results of operations of the Stations, and no damage, destruction or loss (whether or not covered by insurance) to any of the Assets, which could reasonably be expected to have a material adverse effect on Seller, the business of the Stations, or the transactions contemplated herein; and (c) there has been no disposition of any Assets except in the ordinary course of business when such Assets were no longer used or useful in connection with the operations of the Stations, or in connection with the acquisition of replacement property of equivalent kind and value. Seller has no knowledge of any condition or contingency which it could reasonably expect to have a material adverse effect on Seller, the business of the Stations, or the transactions contemplated herein, except as disclosed in this Agreement.

          3.16   Taxes.  Seller has, or by the Closing Date will have, paid and
                 -----
discharged all taxes, assessments, excises and other levies, including any interest and penalties due in connection therewith (the "Taxes") relating to the Assets, excepting such taxes, assessments, and other levies as will not be due until after the Closing Date and that are to be prorated between Buyer and Seller hereunder. Seller has paid or will pay when due any and all taxes, including, but not limited to, federal, state and local income taxes, earnings taxes, sales taxes, withholding taxes, employment and payroll taxes and contributions, property or inventory taxes, franchise taxes or other governmental charges and duties due, or claimed to be due, to any governmental authority, including any interest and penalties due in connection therewith, with respect to periods beginning on or before the Closing Date, other than those contested in good faith by appropriate proceeding. Seller has received no notification of any pending audit, examination, investigation or other similar proceeding relating to Taxes due from Seller. There are no pending requests for rulings from any tax authority with respect to the Assets.

          3.17   Insurance.  Disclosure Schedule 3.17 lists the type of
                 ---------   ------------------------
insurance policies, the limits of the policies and the deductible amount of the policies that are currently in force and effect relating to the Stations or the Assets. All premiums due and payable on such policies have been paid.

          3.18   Full Disclosure.  No representation or warranty made by Seller
                 ---------------
contained in this Agreement nor any certificate, document, or other instrument furnished or to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make any statement contained herein or therein not misleading.

          3.19   Insolvency Proceedings.  Neither Seller nor the Assets are the
                 ----------------------
subject of any pending or, to Seller's Knowledge, threatened insolvency proceedings, including, without limitation, any bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary. Seller has not made any assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER.
           ---------------------------------------

           Buyer represents and warrants to Seller as of the date hereof and the Closing Date as follows:

          4.1    Organization, Standing, and Authority.  Buyer is a corporation
                 -------------------------------------
duly organized, validly existing, and in good standing under the laws of the State of Tennessee. Buyer will be duly qualified to conduct its business in the State of Tennessee. Buyer has the requisite corporate power and authority to:
(i) own, lease, and use the Assets; (ii) conduct the business of operating the Stations; and (iii) execute, deliver, and perform this Agreement and the documents contemplated hereby according to their respective terms.

          4.2    Authorization and Binding Obligation.  The execution, delivery,
                 ------------------------------------
and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, or by court-applied equitable remedies.

          4.3    Absence of Conflicting Agreements and Required Consents.
                 -------------------------------------------------------
Subject to obtaining the Consents, the execution, delivery, and performance of this Agreement by Buyer and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with the Articles of Incorporation or By-Laws of Buyer; (iii) will not conflict with, result in a breach of, or constitute a default under, any applicable law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; and (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not acquire or operate the Assets.

          4.4    Claims and Legal Actions.  There is no action, suit,
                 ------------------------
proceeding, or investigation pending or, to Buyer's Knowledge, threatened that, if decided against Buyer, would materially and adversely affect Buyer's ability to perform its obligations under this Agreement or the transactions contemplated thereby.

          4.5    Qualification. To Buyer's Knowledge, Buyer is qualified
                 -------------
legally, financially and otherwise to become the assignee of the Licenses, including the FCC Licenses, under the Communications Act of 1934, as amended prior to the date of this Agreement, and the rules, regulations and policies of the FCC as in effect on the date of this Agreement. To Buyer's Knowledge, there are no facts that could prevent, hinder, discourage, or delay the FCC from issuing the FCC Consent.

          4.6    Full Disclosure.  No representation or warranty made by Buyer
                 ---------------
contained in this Agreement nor any certificate, document, or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make any statement contained herein or therein not misleading.

          4.7    Reliance.  Buyer has not relied on any representation or
                 --------
statement made by Seller, or any person acting on Seller's behalf, except as specifically provided in this Agreement, the Exhibits and Schedules hereto and Disclosure Schedule.

SECTION 5. COVENANTS OF SELLER.
           -------------------

          5.1    Pre-Closing Covenants.  Seller covenants and agrees that,
                 ---------------------
between the date hereof and the Closing Date, Seller will conduct the business and operations of the Stations diligently in the ordinary course, and, except as contemplated by this Agreement or with the prior written consent of Buyer, Seller will act in accordance with the following:

                (a)     Contracts. Seller will not enter into any contract or
                        ---------
commitment relating to the Stations or the Assets, or amend or terminate any Assumed Contract (or waive any substantial right thereunder), or incur any obligation (including obligations relating to the borrowing of money or guarantee of indebtedness), except in the ordinary course of business and consistent with the other provisions of this Agreement and the past practices of the Stations. Seller will follow its usual and customary policies with respect to extending credit for sales of time on the Stations and with respect to collecting accounts receivable arising from such extension of credit.

                (b)     Liens. Seller will not create, assume, or permit to
                        -----
exist any of the Assets, except for those in existence on the date of this Agreement and disclosed in Disclosure Schedule 3.5 and except for mechanics liens, liens for current taxes which are not yet due and payable, and other similar liens, all of which will either be discharged on or before the Closing or be included in the adjustments and prorations pursuant to Section 7.3 of this Agreement.

                (c)     Dispositions. Seller will not sell, assign, lease, or
                        ------------
otherwise transfer or dispose of any of the Assets except in the ordinary course of business when such Assets are no longer used or useful in connection with the operations of the Stations and unless such Assets are replaced with property of equivalent kind and value, and when such dispositions are, in the aggregate, not in excess of $10,000.

                (d)     Waivers. Seller will not waive any material right
                        -------
relating to the Stations or the Assets.

                (e)     Licenses. Except as set forth in this Agreement, Seller
                        --------
will not cause or permit, by any act or failure to act, any of the Licenses to expire or to be surrendered or modified, or take any action that would cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or adverse modification of any of the Licenses, or fail to prosecute with due diligence any pending applications to any governmental authority in connection with the operation of the Stations, or take any other action within its control that could reasonably be expected to result in the Stations being in noncompliance in any material respect with the requirements of the Communications Act of 1934, as amended, or any other applicable law, or the rules and regulations of the FCC or any other governmental authority having jurisdiction. Seller will take all reasonable steps to defend and protect the integrity of the Stations' signal and service contours and participate actively in any FCC proceedings of which it becomes aware (other than those generally affecting the broadcasting industry) which may reasonably be expected to result in a material adverse affect upon the operations of the Stations, with the goal of minimizing such effect upon the Stations.

                (f)     Consents. Seller will use best efforts to obtain the
                        --------
Consents, without any material change in the terms or conditions of any Assumed Contract that would be materially less advantageous to the Stations than those pertaining under the Assumed Contract as in effect on the date hereof.

                (g)     Books. Seller will maintain the books and records of the
                        -----
Stations in accordance with prior practice.

                (h)     Access to Information. Seller will give to Buyer and its
                        ---------------------
counsel, accountants, engineers, and other authorized representatives reasonable access to the Assets and to all books and records relating thereto, and will furnish or cause to be furnished to Buyer and its authorized representatives all information relating to the Assets that they reasonably request (including any financial reports and operations reports produced with respect to the Stations).

                (i)     Maintenance of Assets. Seller will maintain all of the
                        ---------------------
Stations' property and assets or replacements thereof in their present condition as represented in this Agreement, ordinary wear and tear excepted. Seller will maintain supplies of inventory and spare parts consistent with past practice.

                (j)     Compliance with Laws. Seller will comply in all material
                        --------------------
respects with all rules and regulations of the FCC, and with all other applicable laws, rules, and regulations to which it is subject. Upon receipt of notice of violation of any law, rule, or regulation, Seller will use reasonable efforts to contest in good faith or cure the violation prior to the Closing Date.

                (k)     Insurance. Seller will maintain in force the existing
                        ---------
hazard and liability insurance policies, or comparable coverage, for the Stations and the Assets.

                (l)     Preservation of Business. Seller will use its reasonable
                        ------------------------
efforts until the Closing Date to preserve the business and organization of the Stations intact, to keep available to the Stations their present employees, and to preserve for the Stations their present relationships with suppliers and customers and others having business relations with it.

                (m)     No Solicitation. From the date hereof through the
                        ---------------
Closing Date, or such earlier date as this Agreement is terminated, neither Seller nor any of its officers or directors will discuss or negotiate with any other person or entity, and they shall not make any offer to sell or accept any offer to purchase, whether or not solicited, regarding any proposed sale of all of any material part of the Assets.

                (n)     Notice of Adverse Change. Seller shall promptly notify
                        ------------------------
Buyer in writing of (i) any material adverse change of which it has actual knowledge in the financial condition of Assets, revenues, liabilities (whether absolute, accrued, contingent or otherwise) or operation of the business of the Stations; and (ii) any governmental or regulatory complaints, investigations or hearings, or the institution of any litigation involving or relating to the Assets or the business of the Stations.

                (o) New Lease. Seller, or an affiliate of Seller, shall cause there to be executed and delivered to Buyer at Closing a lease (the "New Lease") of the approximately 3,800 square foot space, being a portion of space currently occupied by Seller, having an address of 3300 Broad Street, Chattanooga, Tennessee, which lease shall be for a term of one (1) year, terminable by Seller upon sixty (60) days prior written notice to Buyer, will provide for rent payable on a triple net basis equal to $3,483 per month, in advance, and shall include other commercially reasonable terms reasonable satisfactory to the parties.

          5.2    Closing Covenant.  On the Closing Date, if the conditions set
                 ----------------
forth in Section 8.2 have been satisfied, Seller will sell, transfer, convey, assign, and deliver to Buyer the Assets as provided in Section 2 of this Agreement and make the deliveries provided in Section 9.2 of this Agreement.

           5.3  Post-Closing Covenants.
                ----------------------

          (a) Access.  Seller will provide Buyer access and the right to copy
              ------
for a period of three (3) years from the Closing Date, any books and records relating to the Assets but not included in the Assets, provided that such information is kept confidential and is not disclosed by Buyer except as and to the extent required by applicable law and except as required in the normal course of Buyer's business.

          (b) Further Documents. After the Closing, Seller will execute and
              -----------------
deliver to Buyer any additional bills of sale or other transfer documents, and take additional steps, that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

SECTION 6. COVENANTS OF BUYER.
           ------------------

          On the Closing Date, if the conditions set forth in Section 8.1 have been satisfied, Buyer shall purchase the Assets from Seller as provided in
Section 2 of this Agreement and shall make the deliveries provided in Section
9.3 of this Agreement.

SECTION 7. SPECIAL COVENANTS AND AGREEMENTS.
           --------------------------------

          7.1    FCC Consent.  The assignment of the FCC Licenses as
                 -----------
contemplated by this Agreement shall be subject to the prior consent and approval of the FCC. Promptly upon the execution of this Agreement, Buyer and Seller shall prepare for filing with the FCC an appropriate application for FCC Consent, which shall be filed with the FCC within ten (10) business days after the date hereof. All FCC filing fees shall be paid one-half by each of Seller and Buyer. The parties shall thereafter prosecute the application with all reasonable diligence and otherwise use their best efforts to obtain a grant of the application as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if: (i) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by such party of any of its representations, warranties, or covenants hereunder; and (ii) compliance with the condition would have a material adverse effect upon it; provided, however, that a condition requiring Buyer to file periodic reports with the FCC concerning affirmative action and equal employment opportunity shall not be deemed to have a material adverse effect on Buyer. Buyer and Seller shall oppose any requests for reconsideration or judicial review of the FCC Consent (but nothing herein shall be construed to limit any party's right to terminate this Agreement pursuant to Section 10 of this Agreement). If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 10.1(d), the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the exercise by either party of its right to terminate the Agreement under Section 10.1.

          7.2    HSR Filings.  If required for compliance with the HSR Act,  as
                 -----------
soon as possible after the date hereof, but in no event later than thirty (30) business days after the date hereof, Buyer and Seller shall prepare and file all documents with the Federal Trade Commission and the United States Department of Justice as are required to comply with the HSR Act and shall promptly furnish all materials thereafter requested by any of the regulatory agencies having jurisdiction over such filings. Each of Seller and Buyer shall pay one-half of all Hart-Scott-Rodino filing fees.

          7.3    Adjustments and Prorations.  All revenues arising from the
                 --------------------------
operation of the Stations up until the Effective Time and all expenses arising from the operation of the Stations up until the Effective Time, including business and license fees (including any retroactive adjustments thereof), utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and services charges, taxes, and employee benefits (except as provided in paragraph 7.3(b) below), and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall receive all revenues and be responsible for all expenses, costs, and liabilities allocable to the period prior to the Effective Time, and Buyer shall be responsible for all expenses, costs, and obligations allocable to the period after the Effective Time, subject to the following:

          (a) Contracts.  There shall be no adjustment and Seller shall remain
              ---------
solely liable with respect to any Contracts not included in the Assumed Contracts, and any other obligation or liability not being assumed by Buyer in accordance with Section 2.6.

          (b) Employee Compensation; Severance.  Seller shall be responsible for
              --------------------------------
the payment of all compensation owed and severance payments due to the Stations' employees through the Closing Date. Seller shall also be solely responsible for any other termination costs due Stations' employees.

          (c) Trade and Barter.  To the extent that the aggregate value by which
              ----------------
the Stations' post-closing obligations under trade, barter or similar arrangements for the sale of advertising time (with the exception of program barter agreements) is greater than the aggregate value of the goods, services or other items to be received by the Stations after the Closing, Buyer shall be entitled to receive the difference; provided, however, that such adjustment or proration shall not be made unless such difference is more than $10,000. Seller shall not enter into any new such arrangements that cannot be satisfied in full by the Closing without Buyer's express written consent. Buyer shall receive a credit for any amount by which the aggregate amount paid to Seller under prepaid time sales contracts exceeds the value or advertising attributable to such payments which is required to be run by the Stations after the Closing pursuant to the terms of such contracts. Seller shall receive a credit for any pre-Closing Date advertising for which Stations have not received full barter value prior to the Closing Date.

          (d) Manner of Determining Prorations.  The prorations pursuant to this
              --------------------------------
Section 7.3 will be determined in accordance with the following procedures:

          (i) No later than sixty (60) days after the Closing Date, Buyer will deliver to Seller a statement setting forth Buyer's determination of the settlement prorations pursuant to Section 7.3, which shall be certified by Buyer to be true and complete as of the Closing Date. If Seller disputes the amount of the settlement prorations determined by Buyer, it shall deliver to Buyer within thirty (30) business days after its receipt of Buyer's statement a statement setting forth its determination of the amount of the settlement prorations. If Seller notifies Buyer of its acceptance of Buyer's statement, or if Seller fails to deliver its statement within the 30-day period specified in the preceding sentence, Buyer's determination of the settlement prorations shall be conclusive and binding on the parties as of the last day of the 30-day period.

          (ii) Buyer and Seller shall use their good faith efforts to resolve any dispute involving the determination of the settlement prorations. Each party shall provide the other party with access and the right to copy any books and records in its possession relating to its determination of the settlement prorations. If the parties are unable to resolve the dispute within fifteen
(15) business days following the delivery of Seller's statement, each of Buyer and Seller shall select an independent certified public accountant, who shall be knowledgeable and experienced in the operation of radio broadcasting stations, and the two accountants so chosen shall attempt to resolve the dispute. If they are not able to do so within forty-five (45) business days following the delivery of Seller's statement, the two accountants shall agree upon a third accountant, and the dispute shall be resolved by the decision of the majority of the accountants, which shall be conclusive and binding on the parties. Any fees of the accountants shall be split equally between the parties.

                 (e) Payment of Purchase Price and Prorations.  The Purchase
                     ----------------------------------------
Price and settlement prorations shall be paid as follows:

                       (i) Payment of Purchase Price.  Buyer shall pay or cause
                           -------------------------
to be paid to Seller at the Closing the Purchase Price.

                       (ii) Payments to Reflect Final Determination of
                            ------------------------------------------
Prorations.
- ----------

          (1) If the aggregate of the prorations and adjustments, as finally determined pursuant to Section 7.3(d)(i) and 7.3(d)(ii) (the "Prorations") results in an amount due from Buyer to Seller, Buyer shall pay such amount to Seller, in immediately available funds within five days after the date on which the Prorations are so determined.

          (2) If the Prorations result in an amount due from Seller to Buyer, Buyer shall retain an amount equal to such amount from amounts collected by Buyer pursuant to Section 7.6 with respect to Seller's accounts receivable. Any amounts collected by Buyer with respect to Seller's accounts receivable and not permitted to be retained pursuant to this paragraph shall be remitted to Seller in accordance with Section 7.6. If the amounts of Prorations due from Seller to Buyer exceeds the amount of Seller's accounts receivable collected by Buyer prior to the date on which the Prorations are determined, Seller shall pay to Buyer, in immediately available funds within five days after the date on which the Prorations are determined, the difference between the amount owed to Buyer with respect to the Prorations, reduced by the amount of Seller's accounts receivable collected by Buyer which have not already been remitted to Seller prior to the date on which the Prorations are determined. Buyer shall be entitled to retain the amount of Seller's accounts receivable collected by Buyer prior to the date on which the Prorations are determined, and, if Seller makes the payment to Buyer provided for in this paragraph, Buyer shall remit to Seller in accordance with Section 7.6 any amounts subsequently collected by Buyer with respect to Seller's accounts receivable.

          (iii)                Holdback.  One Hundred Thousand Dollars
                               --------
($100,000) of the Purchase Price payable at Closing shall be retained by the Escrow Agent, to be held pursuant to the Escrow Agreement as security for the obligations of the Seller under Section 11 hereof.

           7.4   Risk of Loss.
                 ------------

          (a) The risk of loss or damage to the Assets shall be upon Seller at all times prior to the Closing. In the event of such loss or damage, Seller shall promptly notify Buyer and shall use its reasonable efforts to repair, replace or restore the lost or damaged Assets to their former condition as soon as possible. If material damage has occurred that precludes the operation of the Stations within the terms of the Station Licenses and the FCC Rules, and the Assets have not been repaired or restored prior to the Closing Date, Buyer may, at its option:

          (i) elect to consummate the Closing and accept the Stations "AS IS," in which event Seller shall pay over to Buyer any proceeds of insurance received by Seller and attributable to damage to the Stations or the Assets and thereafter Seller shall have no further obligation to repair, replace or restore the damaged property; or

          (ii) elect to postpone the Closing Date for a period of up to sixty
(60) days, with prior consent of the FCC if necessary (which the parties shall use their reasonable efforts to obtain), to permit Seller to make such repair, replacement or restoration as is required to restore the lost or damaged property to the equivalent of its former condition in all material respects. If Seller cannot complete such repair, replacement or restoration within such sixty
(60) day extension period, Buyer may terminate this Agreement by giving notice to Seller and the parties shall be released and discharged from any further obligation hereunder. If the parties disagree whether the property has been adequately repaired, replaced or restored, or whether the Stations can be operated within the terms of the Station Licenses, the matter shall be referred to a mutually-acceptable qualified consulting communications engineer, who shall be a member of the Association of Federal Communications Consulting Engineers, whose decision shall be final, and whose fees and expenses shall be shared equally by Buyer and Seller.

          (b) Notwithstanding the foregoing, if any event occurs which prevents broadcast transmissions in a normal and usual manner in accordance with the terms of the Station Licenses and the FCC Rules for a period of more than five
(5) consecutive days, then Buyer shall have the right to terminate this Agreement at any time within fifteen (15) days after the occurrence of such event without further liability hereunder, or Buyer may proceed in the manner set forth in this Section 7.4; otherwise Buyer shall remain fully obligated to consummate the transactions contemplated hereunder (except to the extent Seller has failed to fulfill its obligations hereunder).

          7.5    Confidentiality.  Each party hereto will keep confidential any
                 ---------------
information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated and the purchase and sale contemplated hereby abandoned, each party will return to the other party all information obtained by it in connection with the transactions contemplated hereby, and will provide a certificate to that effect. No public announcement concerning the subject matter of this Agreement shall be made by either party without the approval of the other as to the announcement's content and timing, which approval shall not unreasonably be withheld.

          7.6    Collection of Accounts Receivable.  Buyer agrees to use its
                 ---------------------------------
best efforts to collect Seller's accounts receivable in the normal and ordinary course of business as Seller's agent for collection and will apply all such amounts collected to the debtor's oldest account receivable (unless and only to the extent that such debtor disputes that such account receivable is properly due); provided, however, that such obligation and authority shall not extend to the institution of litigation, employment of counsel or a collection agency or any other extraordinary means of collection unless authorized in writing by Seller. Buyer agrees to cooperate fully with Seller as to any litigation or other collection efforts instituted by Seller to collect delinquent accounts receivable. On or before the 15th day of each month, Buyer shall deliver to Seller a statement or report showing all such collections effected since the last previous report, together with a check or draft for the amount of such collections. If authorized by Seller, and at Seller's expense, Buyer shall have full power and authority as Seller's agent for collection to settle disputes, effect compromises, institute and terminate suits relating thereto and generally to pursue such collections in accordance with Buyer's customary collection procedures, including employment of counsel or a collection agency or any other extraordinary means, in all instances acting as agent for Seller but without any necessity to disclose that fact. If necessary or advisable in Buyer's sole discretion, Buyer may effect any or all such collections and perform authorized acts relating thereto as agent for an undisclosed principal. If at any time Buyer determines that any such accounts are uncollectible, Buyer shall notify Seller of such determination and upon Seller's written request shall furnish or make available to Seller all records, files and data relating to such accounts and Buyer's determination of uncollectibility. Except as expressly provided herein, Buyer shall have no responsibility for any obligation regarding any of Seller's accounts receivable. Buyer's obligation to collect accounts receivable as Seller's agent shall expire at the end of the fourth full month following the Closing Date, and, within fifteen (15) days after the end of such month, Buyer shall render a final statement or report showing accounts collected and uncollected.

           7.7   Brokers.
                 -------

          (a) Seller's Broker.  Seller represents and warrants to Buyer that
              ---------------
except for its retention of Media Venture Partners, Inc. (for which Seller acknowledges full responsibility) neither it nor any person or entity acting on its behalf has agreed to pay a commission, finder's fee, or similar payment in connection with this Agreement or any matter related hereto to any person or entity, nor has it or any person or entity acting on its behalf taken any action on which a claim for any such payment could be based.

          (b) Buyer's Broker.  Buyer hereby agrees to indemnify and hold
              --------------
harmless Seller and its parent and affiliated corporations from and against any claim that Buyer or any person or entity acting on its behalf has agreed to pay a commission, finder's fee, or similar payment in connection with this Agreement or any matter related hereto to any person or entity, and Buyer agrees to take full responsibility for any such payment.

          7.8    Cooperation.  Buyer and Seller shall cooperate fully with each
                 -----------
other and their respective counsel and accountants in connection with any actions required to be taken as part of their obligations under this Agreement, and Buyer and Seller will use their best efforts to consummate the transactions contemplated hereby and to fulfill their obligations hereunder.

          7.9  Control of the Stations.  Prior to Closing, Buyer shall not,
               -----------------------
directly or indirectly, control, supervise, or direct, or attempt to control, supervise or direct the operations of the Stations; those operations, including complete control and supervision of all of the Stations' programs, employees, and policies, shall be the sole responsibility of Seller.

          7.10   Consultation.  Subject to the provisions of Section 7.9,
                 ------------
between the date hereof and the Closing, Seller will consult with Buyer's management with a view to informing such management as to the operation, management, and business of the Stations.

          7.11   Assignment and Concurrent Use Agreement.  At Closing, Buyer and
                 ---------------------------------------
Seller shall enter into an "Assignment and Concurrent Use Agreement" relating to the shared use of the call letters "WDEF," which shall be in form substantially similar to that specified in Exhibit B attached hereto and incorporated herein
                             ---------
by reference.

SECTION 8. CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER.
           ---------------------------------------------

          8.1    Conditions to Obligations of Buyer.  All obligations of Buyer
                 ----------------------------------
at the Closing hereunder are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

          (a) Representations and Warranties.  Except as otherwise provided in
              ------------------------------
this Agreement, all representations and warranties of Seller contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

          (b) Covenants and Conditions.  Seller shall have performed and
              ------------------------
complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

          (c) FCC Consent.  The FCC Consent shall have been granted and shall
              -----------
have become a Final Order without the imposition on Buyer of any conditions that need not be complied with by Buyer under Section 7.1 hereof and Seller shall have complied with any conditions imposed on it by the FCC Consent.

          (d) HSR Matters.  The waiting period (and any extension thereof) under
              -----------
the HSR Act shall have expired and there shall not be outstanding any order of a court restraining the transaction contemplated hereby.

          (e) Deliveries.  Seller shall have made or stand willing to
                     ----------
make all the deliveries to Buyer set forth in Section 9.2.

          (f) No Litigation.  No litigation or proceeding shall have been
              -------------
commenced against Buyer or Seller seeking to restrain or prevent the transactions contemplated hereby or questioning the validity or legality of any of such transactions and there shall be no Final Order of any nature issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby.

          (g) Environmental Report.  Seller shall, within twenty one (21) days
              --------------------
after the date hereof, at Buyer's expense, provide Buyer with a Phase I environmental assessment of the owned Real Property listed on Disclosure
                                                              ----------
Schedule 1.32 (the "Phase I Report") performed by Dames & Moore.  If, in the
- -------------
Buyer's good faith judgment, the Phase I report fails to indicate that the owned Real Property is in material compliance with all Environmental Laws, Buyer may, by written notice received by Seller within thirty (30) days of receipt of such report by Buyer, terminate this Agreement. If Buyer fails to so notify Seller, Buyer will be deemed to have accepted the Environmental Condition of the Real Property, subject to the representations and warranties of the Seller. Buyer shall remit to Seller, within five (5) business days of receipt of the Dames & Moore invoice, the cost of the Phase I Report.

          (h) Title Commitment; Survey.  Seller shall, within thirty (30) days
              ------------------------
after the date hereof, at Buyer's expense, provide to Buyer a title insurance commitment (the "Title Commitment") from Chicago Title Insurance Company, without a survey exception, and insuring matters customarily included on title insurance policies in the area in which the owned Real Property listed on

Disclosure Schedule 1.32 is located.  If the prior survey is not sufficient to
- ------------------------
permit waiver of the survey exception, Seller shall arrange for a new survey at Buyer's expense. If the Title Commitment is not reasonably satisfactory to Buyer, including facts disclosed by the survey (a) for any encroachments upon the owned Real Property, (b) showing that any of the buildings, structures or improvements (including, without limitation, any ground radials, guy wires or guy anchors) constructed on the owned Real Property encroaches on any adjoining real estate or (c) showing that any of the Stations' equipment tower(s), antennae, antenna ground systems, buildings, driveways, parking lots and Personal Property that are being assigned to Buyer hereunder are not located on the owned Real Property that is being conveyed to Buyer hereunder, Buyer may, by written notice received by Seller within fifteen (15) days of receipt of such Title Commitment by Buyer, notify Seller of Buyer's exceptions to the Title Commitment. Seller shall use its best efforts to affect the cure of such defects. It shall be Seller's obligation to cure any such defects on or before the Closing Date, provided however, that if, in Seller's opinion, any such defect cannot reasonably be cured by the Closing Date, Seller shall so notify Buyer in writing, within thirty (30) days of receipt of Buyer's notice of such defects, whereupon, Buyer shall have fifteen (15) days to either (i) terminate this Agreement by written notice to Seller; or (ii) elect to proceed. If Buyer fails to provide Seller with written notice of its intent to terminate this Agreement within the fifteen (15) day period specified above, Buyer shall be deemed to have accepted the condition and state of the title to the owned Real Property, subject to the representations and warranties of the Seller herein. Buyer shall remit to Seller, within five (5) business days of receipt of the Chicago Title invoice, the cost of the Title Commitment.

                 (i) New Lease.  Seller shall deliver at the Closing the New
                     ---------
Lease referred to in Section 5.1(o), duly executed by the Lessor.

          8.2    Conditions to Obligations of Seller.  All obligations of Seller
                 -----------------------------------
at the Closing hereunder are subject at Seller's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

          (a) Representations and Warranties.  All representations and
              ------------------------------
warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

          (b) Covenants and Conditions.  Buyer shall have performed and complied
              ------------------------
in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to and at the Closing Date.

          (c) FCC Consent.  The FCC Consent shall have become a Final Order,
              -----------
without the imposition on Seller of any conditions that need not be complied with by Seller under Section 7.1 hereof and Buyer shall have complied with any conditions imposed on it by the FCC Consent.

          (d) HSR Act.  The waiting period (and any extension thereof) under the
              -------
HSR Act shall have expired and there shall not be outstanding any order of a court restraining the transaction contemplated hereby.

                 (e) Deliveries.  Buyer shall have made or stand willing to make
                     ----------
all the deliveries set forth in Section 9.3.

SECTION 9. CLOSING AND CLOSING DELIVERIES.
           ------------------------------

           9.1   Closing.
                 -------

          (a) Closing Date.  The Closing shall take place at 10:00 a.m. on a
              ------------
date as agreed to by Buyer and Seller within five (5) business days following the later of: (i) the date upon which the FCC Consent has become a Final Order; and (ii) the expiration of the waiting period (and any extension thereof) under the HSR Act.

          (b) Closing Place.  The Closing shall be held at the offices of Eckert
              -------------
Seamans Cherin & Mellott, One International Place, 18th Floor, Boston, MA 02110, or any other place that is agreed upon by Buyer and Seller.

          9.2    Deliveries by Seller.  Prior to or on the Closing Date, Seller
                 --------------------
shall deliver to Buyer the following in form and substance reasonably acceptable to Buyer and its counsel:

          (a) Transfer Documents.  Duly executed bills of sale, deeds,
              ------------------
assignments, certificates of title and other transfer documents which shall be sufficient to vest good title to the Assets in the name of Buyer, free and clear of all claims, encumbrances and liens other than Permitted Liens.

                 (b) Consents. Executed original of each Consent.
                     --------

          (c) Resolutions.  Copies of the by-laws of Seller and the resolutions
              -----------
adopted by the Boards of Directors and, if required, stockholders, of Seller, authorizing, and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary of Seller as being true and complete on the Closing Date.

          (d) Certificate. A certificate, dated as of the Closing Date, executed
              -----------
by an authorized officer of Seller, certifying: (i) that Seller has obtained proper corporate authorization, including the consent of stockholders, necessary to the consummation of this Agreement; (ii) that the representations and warranties of Seller contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (iii) that Seller has performed in all material respects all of its obligations and agreements and complied in all material respects with all of its covenants set forth in this Agreement to be performed and complied with on or prior to the Closing Date.

          (e) Opinion of Counsel.  The opinion of Eckert Seamans Cherin &
              ------------------
Mellott, counsel to Seller, and Gardner, Carton & Douglas, special FCC counsel to Seller, covering those matters customary in transactions of this type.

                 (f) New Lease.  The New Lease, duly executed by the Lessor.
                     ---------

          9.3    Deliveries by Buyer.  Prior to or on the Closing Date, Buyer
                 -------------------
shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

          (a) Purchase Price.  The Purchase Price as provided in Section 23,
              --------------
subject to the escrow holdback referred to in Section 7.3(e)(iii).

          (b) Assumption Agreement.  A duly executed assumption agreement,
              --------------------
pursuant to which Buyer will assume and undertake to perform Seller's obligations under the Assumed Contracts arising after the Effective Time, to the extent specified in Section 2.6.

          (c) Resolutions.  Copies of resolutions adopted by Buyer, authorizing
              -----------
and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified by its Secretary as being true and correct on the Closing Date. and

          (d) Certificate.  A certificate, dated as of the Closing Date,
              -----------
executed on behalf of Buyer by the President of Buyer, certifying: (i) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (ii) that Buyer has performed in all material respects all of its obligations and agreements and complied in all material respects with all of its covenants set forth in this Agreement to be performed or complied with on or prior to the Closing Date.

          (e) Opinion of Counsel.  The opinion of Brooks, Pierce, McLendon,
              ------------------
Humphrey & Leonard, counsel for Buyer, covering those matters customary in transactions of this type.

SECTION 10.  TERMINATION.
             -----------

          10.1   Termination Rights.  Subject to the provisions of Section 10.5
                 ------------------
below, this Agreement may be terminated by either Buyer or Seller, if the terminating party is not then in material breach or default, upon written notice to the other party, upon the occurrence of any of the following:

          (a) Conditions.  If on the Closing Date any of the conditions
              ----------
precedent to the obligations of the terminating party set forth in this Agreement have not been satisfied or waived in writing by the terminating party.

          (b) Judgments.  If there shall be in effect on the Closing Date any
              ---------
judgment, decree, or order that would prevent or make unlawful the Closing of this Agreement.

          (c) Loss of Assets.  The exercise by Buyer of its right
              --------------
pursuant to Section 7.4 to terminate for loss of the Assets.

          (d) Upset Date.  If the Closing Date shall not have occurred on
              ----------
or before March 1, 1997.

          10.2   Disposition of Escrow Deposit.  The Escrow Deposit shall be
                 -----------------------------
forfeited by Buyer and shall become the property of Seller in the event the transaction fails to close (i) by reason of a material breach by Buyer of its representations, warranties and covenants hereunder; or (ii) failure of Buyer to satisfy the conditions required of Buyer in Section 8.2 of this Agreement; or
(iii) if the FCC shall not have issued a Final Order by March 1, 1997, approving assignment of the Stations to Buyer and the failure of the FCC to have issued such Final Order is for reasons solely attributable to Buyer. The Escrow Deposit shall be returned to Buyer in the event the transaction fails to close
(i) by reason of a material breach by Seller of its representations, warranties and covenants hereunder; or (ii) failure of Seller to satisfy the conditions required of Seller in Section 8.1 of this Agreement; or (iii) if Buyer shall have timely terminated the Agreement for environmental matters in accordance with the provisions of Section 8.1(g) or title matters in accordance with the provisions of Section 8.1(h); or (iv) if the FCC shall not have issued a Final Order by March 1, 1997, approving the assignment of the Stations to Buyer and the failure of the FCC to have issued such Final Order is for any reason other than a reason solely attributable to Buyer.

          10.3   Liquidated Damages.  If this Agreement is terminated by Seller
                 ------------------
due to a breach by Buyer of its representations, warranties, and covenants under this Agreement, then the Escrow Deposit shall be paid to Seller as liquidated damages, it being agreed that the Escrow Deposit shall constitute full payment for any and all damages suffered by Seller by reason of Buyer's failure to close this Agreement. Buyer and Seller agree in advance that Seller's actual damages if Buyer breaches its obligations hereunder would be difficult to ascertain and that the amount of the Escrow Deposit paid to Seller is a fair and equitable amount to reimburse Seller for damages sustained from the termination of this Agreement for the reason stated in the first sentence of this Section 10.3.

          10.4   Specific Performance.  The parties recognize that if Seller
                 --------------------
refuses to Close as and when required under the provisions of this Agreement, monetary damages will not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to a right to collect money damages, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

          10.5   Opportunity to Cure.  Neither party shall have the right to
                 -------------------
terminate this Agreement as a result of the other party's default unless the terminating party shall have given the defaulting party written notice specifying in reasonable detail the nature of the default and shall have afforded the defaulting party fifteen (15) business days to cure the default.

SECTION 11.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND
             ----------------------------------------------
           INDEMNIFICATION.
           ---------------

          11.1   Representations and Warranties.  Except as otherwise
                 ------------------------------
specifically set forth herein, all representations and warranties contained in this Agreement shall survive the Closing for a period of twelve (12) months.

          11.2   Indemnification by Seller.  From and after the Closing, Seller
                 -------------------------
hereby agrees, subject to Section 11.4(e), to indemnify and hold Buyer and its officers, directors, shareholders and affiliates harmless against and with respect to, and shall reimburse Buyer for:

          (a) Breach.  Any and all losses, liabilities, claims, actions or
              ------
damages or expenses resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Seller contained herein or in any certificate, document, or instrument delivered to Buyer hereunder.

          (b) Obligations. Any and all obligations of Seller not assumed by
              -----------
Buyer pursuant to the terms of this Agreement, including any and all liabilities arising at any time under any Contract not included in the Assumed Contracts subject to the condition that Buyer shall have given Seller timely written notice of, and an opportunity to defend, any and all such asserted liabilities.

          (c) Ownership. Any and all losses, liabilities, or damages resulting
              ---------
from the operation or ownership of the Stations prior to the Effective Time, including any and all liabilities arising under the Licenses or the Contracts which relate to events occurring prior to the Effective Time subject to the condition that Buyer shall have given Seller timely written notice of, and an opportunity to defend, any and all such asserted liabilities.

          (d) Legal Matters.  Any and all actions, suits, proceedings, claims,
              -------------
demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

          11.3   Indemnification by Buyer.  Notwithstanding the Closing, Buyer
                 ------------------------
hereby agrees to indemnify and hold Seller and its officers, directors, shareholders and affiliates harmless against and with respect to, and shall reimburse Seller for:

          (a) Breach. Any and all losses, liabilities, claims, actions or
              ------
damages and expenses resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained herein or in any certificate, document, or instrument delivered to Seller hereunder.

          (b) Ownership.  Any and all losses, liabilities, or damages resulting
              ---------
from the operation or ownership of the Stations on and after the Effective Time, including any and all liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring after the Effective Time.

          (c) Legal Matters.  Any and all actions, suits, proceedings, claims,
              -------------
demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

           11.4  Procedure for Indemnification. The procedure for
                 -----------------------------
indemnification shall be as follows:

          (a) Notice. The Claimant shall promptly (but in any event within
              ------
thirty (30) days) give notice to the Indemnitor of any claim, whether solely between the parties or brought by a third party, specifying (i) the factual basis for the claim, and (ii) the amount of the claim to the extent determinable. Notwithstanding the foregoing, a failure of the Claimant to provide notice within such time period shall not result in a forfeiture of the indemnification rights provided for herein unless the Indemnitor is materially prejudiced by such delay.

          (b) Investigation.  With respect to claims between the parties,
              -------------
following receipt of notice from the Claimant of a claim, the Indemnitor shall have thirty (30) business days to make any investigation of the claim that the Indemnitor deems necessary or desirable. For the purposes of this investigation, the Claimant agrees to make available to the Indemnitor and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnitor cannot agree as to the validity and amount of the claim within said 30-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

          (c) Control. With respect to any claim by a third party as to which
              -------
the Claimant is entitled to indemnification hereunder, the Indemnitor shall have the right at its own expense to participate in or assume control of the defense of the Claim, and the Claimant shall cooperate fully with the Indemnitor, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnitor. If the Indemnitor elects to assume control of the defense of any third-party claim within fifteen (15) business days of notice under Section 11.4(a), the Claimant shall have the right to participate in the defense of the claim at its own expense. If the Indemnitor does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to the claim.

          (d) Immediate Action.  If a claim, whether between the parties or by a
              ----------------
third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

          (e) Limitations on Indemnification.
              ------------------------------

          (i) Any indemnity payment hereunder shall be limited to the extent of the actual loss or damage suffered by the Claimant and shall be reduced by the amount of any recovery by the Claimant from any third party, including any insurer, and by the amount of any tax benefits received.

          (ii) No party shall be entitled to indemnification hereunder except to the extent that the total amount of its claims for indemnification exceeds $5,000, and in no event shall the aggregate amount for which any party is liable hereunder exceed $100,000. No party shall be entitled to indemnification hereunder for any claim arising from the breach by the other party of its representations and warranties which is not asserted against the Indemnitor within twelve (12) months after the Closing Date.

          (iii) The limitations in Section 11.4 (e)(ii)shall not apply to any claim for indemnification for any liability of the Claimant or the Indemnitor to any third party, to the adjustments and prorations to be made pursuant to Section 7.3, or to Buyer's obligations with respect to Seller's Accounts Receivable as set forth in Section 7.6.

SECTION 12.  MISCELLANEOUS.
             -------------

          12.1   Fees and Expenses.  Seller and Buyer shall share equally all
                 -----------------
HSR Act and FCC filing fees (including any subsequently instituted tax on the assignment of FCC licenses). Seller shall bear the cost of all other filing fees, transfer taxes, sales taxes, document stamps, or other charges levied by any governmental entity on account of or in connection with the transfer of the Assets from Seller to Buyer. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including, without limitation, all fees and expenses of counsel, accountants, agents, and representatives.

          12.2  Notices.  All notices, demands, and requests required or
                -------
permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received: (i) on the date of personal delivery; (ii) on the date of receipt (as shown on the return receipt) if mailed by registered or certified mail, postage prepaid and return receipt requested; or (iii) on the next business day after delivery to a courier service that guarantees delivery on the next business day if the conditions to the courier's guaranty are complied with, in each case addressed as follows:

     If to Seller:     Roy H. Park Broadcasting of Tennessee, Inc.
                       1700 Vine Center Office Tower
                       333 West Vine Street
                       Lexington, KY  40507
                       Attn:  Wright M. Thomas, President

     with a copy to:   Stephen I. Burr, Esquire
                       Eckert Seamans Cherin & Mellott
                       One International Place, 18th Floor
                       Boston, MA  02110

     If to Buyer:      Jackson Telecasters, Inc.
                       c/o Bahakel Broadcasting
                       One Television Place
                       Charlotte, NC  28205
                       Attn:  Beverly Bahakel Poston

     with a copy to:     Wade H. Hargrove, Esq.
                       Brooks, Pierce, McLendon, Humphrey & Leonard
                       First Union Center, Suite 1600
                       Raleigh, NC  27601


or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 12.2.

          12.3   Benefit and Binding Effect. Both parties hereto may assign this
                 --------------------------
Agreement without the prior written consent of the other party hereto. Such assignment shall not, however, release such party from its duties and obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, however, neither party hereto may assign this Agreement without the prior written consent of the other party.

          12.4   Further Assurances.  The parties shall execute any other
                 ------------------
documents that may be necessary or desirable to the implementation and consummation of this Agreement.

          12.5  Governing Law.  This Agreement shall be governed, construed, and
                -------------
enforced in accordance with the laws of the State of Tennessee (without regard to the choice of law provisions thereof).

          12.6   Headings and References.  The headings and table of contents
                 -----------------------
herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement. For purpose of this Agreement, the words "hereof", "herein", "hereby", and other words of similar import refer to this Agreement as a whole, including all Appendices, Annexes and Schedules hereto. Reference herein to Articles, Sections, Appendices, Annexes and Schedules unless otherwise designated, shall be to the relevant Articles, Sections, Appendices, Annexes and Schedules hereof and hereto. All dollar amounts referred to herein are in United States Dollars.

          12.7   Gender and Number.  Words used herein, regardless of the gender
                 -----------------
and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

          12.8   Entire Agreement.  This Agreement, all schedules hereto, and
                 ----------------
all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

          12.9   Counterparts. This Agreement may be signed in two or more
                 ------------
counterparts, with the same effect as if the signature on each counterpart were upon the same instrument.

                            [Signature page follows]

   IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized officers of Buyer and Seller as of the date first written above.


ATTEST:                             JACKSON TELECASTERS, INC.


                                    By:___________________________

                                    Name:_________________________

                                    Title:________________________


ATTEST:                             ROY H. PARK BROADCASTING OF
                                    TENNESSEE, INC.


                                      By:_________________________

                                      Wright M. Thomas, President


                                      By:_________________________

                                      Gary B. Knapp, Director


                                      By:_________________________

                                      Donald R. Tomlin, Jr., Director

                         List of Exhibits and Schedule



Exhibit A                           Escrow Agreement

Exhibit B                           Assignment and Concurrent Use Agreement

                                    WDEF AM
                                    WDEF FM

                     AMENDMENT TO ASSET PURCHASE AGREEMENT
                     -------------------------------------



     This Amendment to Asset Purchase Agreement (this "Amendment") is made as of the 17th day of May, 1996, by and between ROY H. PARK BROADCASTING OF TENNESSEE, INC., a Tennessee corporation, with offices at 1700 Vine Center Office Tower, 333 West Vine Street, Lexington, Kentucky 40507 ("Seller"), and JACKSON TELECASTERS, INC., a Tennessee corporation, with offices at One Television Place, Charlotte, North Carolina 28205 ("Buyer"), pursuant to that certain Asset Purchase Agreement made as of the 27th day of March, 1996 (the "Agreement"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

                              W I T N E S S E T H:

     WHEREAS, Seller and Buyer are parties to the Agreement; and

     WHEREAS, the Agreement provides the Buyer with the right to terminate the Agreement in the event that Buyer, in its good faith judgment, determines that the owned Real Property is not in material compliance with the Environmental Laws, all as more particularly set forth in Section 8.1(g) of the Agreement; and

     WHEREAS, the Buyer has requested that additional information be provided in order to determine whether or not the owned Real Property meets the standards for material compliance with the Environmental Laws set forth in Section 8.1(g); and

     WHEREAS, the Buyer and Seller desire to extend the time in which the Buyer has the right to terminate the Agreement in accordance with Section 8.1(g) in order to allow Buyer an opportunity to further evaluate, in its good faith judgment, whether the owned Real Property is in material compliance with the Environmental Laws (as more particularly set forth in Section 8.1(g)), they hereby agree to modify and amend Section 8.1(g) of the Agreement upon the terms and conditions more particularly set forth below.

     NOW, THEREFORE, the undersigned, for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, hereby agree as follows:

     1. Seller shall, within fourteen (14) days after the date hereof, at Seller's expense, provide Buyer with a supplemental environmental assessment of the owned Real Property listed on Disclosure Schedule 1.32 (the "Supplemental Report") performed by Dames & Moore. The scope of the work to be performed in the Supplemental Report is more particularly set forth on Exhibit A attached
                                                          ---------
hereto. If, in the Buyer's good faith judgment, the Supplemental Report fails to indicate that the owned Real Property is in material compliance with all Environmental Laws,

Buyer may, by written notice received by Seller within twenty (20) days of receipt of the Supplemental Report by Buyer, terminate this Agreement. If Buyer fails to so notify Seller, Buyer will be deemed to have accepted the Environmental Condition of the Real Property, subject to the representations and warranties of the Seller.

     2. In all other respects, all terms and provisions of the Agreement are hereby ratified and confirmed, time still being of the essence.

                            [Signature page follows]

   IN WITNESS WHEREOF, this Amendment has been executed by the duly authorized officers of Buyer and Seller as of the date first written above.


ATTEST:                             JACKSON TELECASTERS, INC.


                                    By:_________________________

                                    Name:_______________________

                                    Title:______________________


ATTEST:                             ROY H. PARK BROADCASTING OF
                                    TENNESSEE, INC.


                                      By:________________________

                                      Wright M. Thomas, President


84888.1